April 24, 2001

Ace Hardware Corporation
2200 Kensington Court
Oak Brook, Illinois 60521

Ladies and Gentlemen:

       Reference is made to (a) the Note Purchase and Private Shelf Agreement dated as of September 27, 1991 (the "1991 Note Agreement") between Ace Hardware Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential") pursuant to which the Company issued and sold and Prudential purchased the Company's 8.47% Senior Notes in the original principal amount of $20,000,000 due July 1, 2003 and (b) the Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 22, 1993, as amended and restated on August 23, 1996 (the "1996 Note Agreement", together with the 1991 Note Agreement, the "Note Agreements") between the Company and Prudential pursuant to which the Company issued and sold and Prudential purchased the Company's (i) 6.47% Senior Series A Notes in the original principal amount of $30,000,000 due June 22, 2008; (ii) 7.49% Senior Series B Notes in the original principal amount of $20,000,000 due June 15, 2011; (iii) 7.55% Senior Series C Notes in the original principal amount of $20,000,000, due March 25, 2009 and; (iv) 6.61% Senior Series D Notes in the original principal amount of $20,000,000 due February 9, 2010. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 1996 Note Agreement. Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of each Note Agreement, the parties hereto agree as follows:

       SECTION 1. Amendments to the Note Agreements. From and after the date this letter becomes effective in accordance with its terms, each of the Note Agreements is amended as follows:

  1.1 Clause (iii) of Paragraph 7A of the respective Note Agreements is amended and restated in its entirety to read as follows:

"(iii) (A) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or (B) the Company or any Subsidiary is in default in the performance of or compliance with any term or condition contained in any agreement under which such obligation is created or if any other event thereunder or under any such agreement shall occur and be continuing , and as a consequence of such default or condition such obligation has become, or has been declared (or one or more Persons are entitled to declare such obligation to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (C) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such obligation to convert such obligation into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay such obligation before its regular maturity or before its regularly scheduled dates of payment , or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such obligation; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or obligating repurchase or repayment by the Company or any Subsidiary before regular maturity or before regularly scheduled dates of payment) shall occur and be continuing exceeds $25,000,000, or"

     SECTION 2. Condition Precedent. This letter shall become effective as of the date hereof upon the return by the Company to Prudential of a counterpart hereof duly executed by the Company. This letter should be returned to: Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, Attn.: Kira E. Druyan.

     SECTION 3. Reference to and Effect on Note Agreements. Upon the effectiveness of this letter, each reference to either Note Agreement in any other document, instrument or agreement shall mean and be a reference to such Note Agreement as modified by this letter. Except as specifically set forth in Section 1 hereof, each Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 4. Governing Law. THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE.

     SECTION 5. Counterparts; Section Titles. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

  Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA
By:

Vice President

Agreed and accepted:

ACE HARDWARE CORPORATION

By:  SANDRA K. BRANDT
Title:    Treasurer